AFA MULTI-MANAGER CREDIT FUND

SHAREHOLDER SERVICE PLAN
for Institutional Class Shares

WHEREAS, the AFA Multi-Manager Credit Fund (the “Fund”) is engaged in business as a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has issued two separate classes of shares of beneficial interests (the “Shares”) in the Fund known as Investor Class Shares and the Institutional Class Shares;

WHEREAS, the board of trustees of the Fund (the “Trustees”) have determined that there is a reasonable likelihood that this Shareholder Service Plan (the “Plan”) will benefit the Fund and the holders of Shares of the Institutional Class (the “Institutional Class Shares”); and

WHEREAS, the Plan, together with any related agreements, has been approved by: votes of the majority of (i) the Trustees and (ii) the Independent Trustees (as defined herein), cast in person at a meeting of the Trustees called for the purpose of voting on this Plan and related agreements;

NOW, THEREFORE, the Fund hereby adopts this Plan in compliance with the terms of the exemptive order received by the Fund from the Securities and Exchange Commission (“SEC”).

SECTION 1.    The Fund has adopted this Plan to enable the Institutional Class Shares to directly or indirectly bear expenses relating to the shareholder servicing of Institutional Class Shares.

SECTION 2.    The Fund is authorized to pay the distributor of the Fund and/or any Recipient (as defined below) a shareholder servicing fee of up to 0.20% on an annualized basis of the Fund’s net asset value attributable to Institutional Class Shares in connection without limitation with the provision of services to holders of Institutional Class Shares. The Fund or distributor may pay all or a portion of these fees to any registered securities dealer, financial institution, or any other person (each, a “Recipient”) who provides certain shareholder services, pursuant to a written agreement. The actual fee to be paid by the Fund to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

SECTION 3.    This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding Institutional Class Shares of the Fund.

SECTION 4.    This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually by votes of the majority of both (i) the Trustees and (ii) the Independent Trustees, cast in person at a meeting of the Trustees called for the purpose of voting on this Plan.

SECTION 5.    Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustees, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 6.    This Plan may be terminated at any time by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Institutional Class Shares of the Fund.

SECTION 7.    All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Institutional Class Shares of the Fund, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

SECTION 8.    This Plan may be amended by votes of the majority of both (i) the Trustees and (ii) the Independent Trustees, cast in person at a meeting of the Trustees called for the purpose of voting on such amendment; provided, however, that the Plan may not be amended to increase materially the amount of shareholder servicing and/or distribution expenses permitted pursuant to Section 2 hereof without the approval of a majority of the outstanding Institutional Class Shares of the Fund.

SECTION 9.    While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Fund shall be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

SECTION 10.  As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees who are not interested persons, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

SECTION 11.  This Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

Effective: October 1, 2022